Filed Pursuant to Rule 424(b)(3)
                                             File No. 333-117153


                         ODYSSEY MARINE EXPLORATION, INC.

                     SUPPLEMENT NO. 2 DATED NOVEMBER 29, 2005
                        TO PROSPECTUS DATED AUGUST 19, 2004

     A number of the selling shareholders transferred warrants to other persons who exercised those warrants. As a result, the names of some of the selling shareholders and number of shares being offered are updated as set forth below. The numbers of shares offered reflects warrant exercises but does not reflect any sales that may have already been made by selling shareholders pursuant to the prospectus dated August 19, 2004.

                                       Ownership Before Offering
                                     ----------------------------------
                                     Number of     Shares
                                     Shares        Issuable
                                     Currently     on Exer-
                                     Held to be    cise of      Shares
Selling Shareholder                  Offered       Warrants     Offered
--------------------                 ----------    --------     -------
Theodore W. and Gina M. Cannarozzi    261,000        -0-        261,000
UBS Financial Services, Inc. f/b/o
  Neal J. Fink IRA                    179,000        -0-        179,000
Christopher & Company Ltd.             72,000        -0-         72,000
Delaware Charter FBO
  Joseph D. Freedman IRA              100,000        -0-        100,000
Estelle A. Freedman IRA Account        60,000        -0-         60,000
John Fressie                           28,000        -0-         28,000
Nelda D. Norbom Revocable Trust
  dated 4/25/00                        80,000        -0-         80,000
Wachovia Bank C/F
  George E. Lackman, Jr., IRA(5)      100,000        -0-        100,000
George E. Lackman, Jr., IRA(5)        100,000        -0-        100,000
Ronald J. Morrick and Enolia Ann
  Morrick, JT TEN                      20,000        -0-         20,000
Ronald J. Morrick and Enolia Ann
  Morrick, Tenants by the
  Entireties                           70,000        -0-         70,000
Sawyer Family Partners, Ltd.           50,000        -0-         50,000
Jon D. Sawyer                          50,000        -0-         50,000
David G. Timba Revocable Trust
   DTD 1/29/1981                       50,000        -0-         50,000
David G. Timba                         50,000        -0-         50,000
Margit Bessenyey Williams Revocable
  Trust dated 7/7/95                   74,999        -0-         74,999
Brooke Williams TTEE, Brooke
  Williams Revocable Trust             58,333        -0-         58,333